Exhibit 99.1

NEVADA POWER COMPANY FILES GENERAL RATE CASE

Las Vegas, Nev. — Nevada Power Company, a wholly owned utility subsidiary of Sierra Pacific Resources (NYSE:SRP), today filed a General Rate Case (GRC) with the Public Utilities Commission of Nevada (PUCN) calling for a 3.4 percent rate increase to customers beginning April 1, 2004. In order to lessen the financial impact on ratepayers, the filing defers the collection of a significant portion of an overall proposed revenue increase until January 1, 2005. The deferral means that the balance of the total proposed increase – that otherwise would have been 9.6 percent on April 1, 2004 — will be offset, resulting in little or virtually no additional impact on ratepayers since collection of an existing deferred energy balance will expire on January 1, 2005

If the proposal is approved by the PUCN, the typical* residential customer could expect to pay about $3.61 more per month beginning in April 2004. (*Based on 1200 KWH monthly average single family residential consumption)

“We understand that any increase is difficult and we’re taking steps to reduce the effect of the increase on our customers while at the same time protecting them from unnecessary price fluctuation,” said Pat Shalmy, president of Nevada Power. “Our recommendation to delay full implementation of the rate increase until January 2005 will neutralize the effect of the overall increase since it coincides with the elimination of a deferred energy balance.”

The rate increase, as proposed in the GRC, is necessary since Nevada Power has spent $433 million over the past two years to meet the growth in Southern Nevada and to improve service to customers. In addition to requesting an adequate return for its shareholders on this investment, the company is seeking to recover increased costs, such as health care, that have affected businesses throughout the United States. The company also plans to spend approximately $800 million for new electric facilities during the next few years to improve the reliability of its service to the fastest-growing area of the country.

“Our primary goal is to continue to provide safe, reliable service to our customers,” Shalmy added. “While continued investment and higher costs are causing upward pressure on rates, we believe the overall approach we’re recommending will help stabilize the energy situation in Nevada through long-term planning while maintaining the financial viability of our company by earning a fair return.”

Under Nevada Revised Statutes general rate cases are filed every two years. The company’s last filing in 2001 resulted in a $42 million rate reduction. Nevada Power will make a deferred energy filing on November 14, 2003 for fuel and purchased power costs. The most recent deferred energy filing resulted in a six percent decrease in rates.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.

Forward-Looking Statements: This press release contains forward-looking statements regarding the future performance of Nevada Power Company and its parent, Sierra Pacific Resources, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Nevada Power Company, these risks and uncertainties include, but are not limited to, whether it can obtain a stay of execution of the judgment of the U.S. Bankruptcy Court for the Southern District of New York in the lawsuit filed by Enron Power Marketing, Inc. against Nevada Power and the ultimate outcome of Nevada Power’s appeals of the judgment, unfavorable rulings in its current and future rate cases, its ability to access the capital markets to refinance debt and for general corporate purposes, its ability to purchase sufficient power to meet its power demands, whether terminated power suppliers will be successful in pursuing claims against Nevada Power for liquidated damages under their terminated power contracts and weather conditions in Southern Nevada. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Resources’ ability to access the capital markets to refinance future debt maturities and for general corporate purposes, Resources’ ability to receive dividends from its subsidiaries and the financial performance of the Resources’ subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Nevada Power Company and Sierra Pacific Resources are contained in their Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC. Nevada Power Company and Sierra Pacific Resources undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.